Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

BRAG HOUSE HOLDINGS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	718,957,784	$0.00	$0.00	0.0001381	$0.00

Total Offering Amounts:							$0.00		0.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Relates to common stock, $0.0001 par value per share, of Brag House Holdings, Inc., a Delaware corporation (“Brag House”), issuable to holders of common stock, no par value per share, of House of Doge Inc., a Texas corporation (“House of Doge”), in the proposed merger of Brag House Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Brag House, with and into House of Doge, with House of Doge surviving the merger as a wholly owned subsidiary of Brag House. The amount of common stock of Brag House to be registered includes the estimated maximum number of shares of common stock of Brag House that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of Brag House, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 1.77351 shares of common stock of Brag House for each outstanding share of common stock of House of Doge.

Calculated in accordance with Rule 457(f)(2) under the Securities Act. House of Doge is a private company, no market exists for its securities and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the House of Doge securities expected to be exchanged in the proposed merger. As House of Doge’s common stock has no par value, however, this value is $0.00.